Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated financial information is based on the separate historical financial statements of Bay Banks of Virginia, Inc. and Virginia BanCorp and give effect to the merger, including pro forma assumptions and adjustments related to the merger, as described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements. The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2016 is presented as if the merger had occurred on December 31, 2016. The unaudited pro forma combined condensed consolidated statement of operations for the twelve months ended December 31, 2016 give effect to the merger as if it had been completed on January 1, 2016. The historical financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the merger and, with respect to the statement of operations only, expected to have a continuing impact on consolidated results of operations.

The merger is being accounted for using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Virginia BanCorp will be recorded by Bay Banks at their respective fair values as of April 1, 2017.

In connection with the plan to integrate the operations of Bay Banks of Virginia, Inc and Virginia BanCorp, the companies anticipate that nonrecurring charges, such as costs associated with systems implementation, severance and other costs will be incurred. These charges will continue to affect the results of operations of Bay Banks of Virginia, Inc. following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated statement of operations does not include the effects of the costs associated with any integration or restructuring activities resulting from the merger, as they are nonrecurring in nature. However, the unaudited pro forma combined condensed consolidated balance sheet includes a pro forma adjustment to reduce cash to reflect the payment of certain anticipated merger costs.

These unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements, and the financial statements of Bay Banks of Virginia, Inc,, which are included in its annual report on Form 10-K for the year ended December 31, 2016, and of Virginia BanCorp, which are included in this Form 8-K/A.

BAY BANKS OF VIRGINIA, INC.

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2016

Unaudited	Bay Banks of Virginia, Inc.	Virginia BanCorp, Inc.	Pro Forma Adjustments		Pro Forma
(Dollars in thousands)
ASSETS
Cash, cash equivalents, certificates of deposit and interest-bearing deposits	$16,568	$14,736	$(2,886)	A	$28,418
Federal funds sold	2,350	—	—		2,350
Securities available-for-sale, at fair value	51,173	21,521	—		72,694
Restricted securities	2,649	1,549	—		4,198
Loans held for sale	276	—	—		276
Loans receivable, net of allowance for loan losses	381,537	264,069	(6,151)	B	639,455
Premises and equipment, net	10,844	3,400	2,537	C	16,781
Accrued interest receivable	1,372	1,314	(24)	D	2,662
Other real estate owned, net	2,494	3,113	—		5,607
Bank owned life insurance	9,869	8,370	—		18,239
Goodwill	2,808	—	7,469		10,277
MSR	671	336	—		1,007
Core deposit intangible	—	—	3,670	E	3,670
Other assets	4,099	1,812	864	A,F	6,775

Total assets	$486,710	$320,220	$5,479		$812,409

LIABILITIES
Deposits	$381,718	$258,870	$733	G	$641,321
Securities sold under repurchase agreements	18,310	—	—		18,310
Federal Home Loan Bank advances	35,000	25,000	—		60,000
Subordinated debt, net of issuance costs	6,860	—	—		6,860
Other liabilities	3,117	1,178	—		4,295

Total liabilities	445,005	285,048	733		730,786

SHAREHOLDERS’ EQUITY
Common stock	23,874	1,564	21,367	H,I	46,805
Additional paid-in capital	2,872	1,548	18,677	H,I	23,097
Unearned ESOP shares	—	(981)	—	H	(981)
Retained earnings	16,194	33,321	(35,578)	A,H,J	13,937
Accumulated other comprehensive (loss) income, net	(1,235)	(280)	280	H	(1,235)

Total shareholders’ equity	41,705	35,172	4,746		81,623

Total liabilities and shareholders’ equity	$486,710	$320,220	$5,479		$812,409

See accompanying notes to the unaudited pro forma combined condensed consolidated financial statements

BAY BANKS OF VIRGINIA, INC.

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2016

Unaudited
(Dollars in thousands except per share amounts)	Bay Banks of Virginia, Inc.	Virginia BanCorp, Inc.	Pro Forma Adjustments		Pro Forma
Interest income	$17,936	$12,232	$1,431	K	$31,599
Interest expense	3,525	1,712	(375)	K	4,862

Net interest income	14,411	10,520	1,806		26,737
Provision for (recovery of) loan losses	287	125	—		412

Net interest income after provision for loan losses	14,124	10,395	1,806		26,325

Non-interest income	4,610	694	—		5,304

Amortization of core deposit intangible	—	—	890	L	890
Additional depreciation on fixed assets	—	—	45	O	45
Other non-interest expenses	15,233	8,396	—		23,629

Total non-interest expense	15,233	8,396	935		24,564

Net income before income taxes	3,501	2,693	871		7,065

Income tax (benefit) expense	966	855	296	M	2,117

Net income	$2,535	$1,838	$575		$4,948

Basic Earnings Per Share
Average basic shares outstanding	4,774,856	3,808,747	677,957	N	9,261,560
Earnings per share, basic	$0.53	$0.48	$0.85		$0.53

Diluted Earnings Per Share
Average diluted shares outstanding	4,799,946	3,808,747	677,957	N	9,286,650
Earnings per share, diluted	$0.53	$0.48	$0.85		$0.53

See accompanying notes to the unaudited pro forma combined condensed consolidated financial statements

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Note 1 – Basis of Presentation

The preparation of unaudited pro forma consolidated financial information is based on consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results could differ from these estimates.

However, the pro forma adjustments reflected in the accompanying unaudited pro forma combined consolidated financial information reflect estimates and assumptions that management believes to be reasonable.

Note 2 – Pro Forma Adjustments

The unaudited pro forma combined condensed consolidated balance sheet at December 31, 2016, reflects the combined operations of Bay Banks of Virginia, Inc. and Virginia BanCorp, Inc. as if the merger had occurred on that date.

A)	Adjustment reflects payment of $2.884 million in estimated costs related to the completion of the merger and $2 thousand of cash exchanged for fractional shares. Such costs include legal, accounting, investment banking, fees paid to regulatory agencies, employment severance, information system contract termination, data processing conversion, document printing, and mailing expense. A related income tax benefit of $627 thousand is included in other assets and a related after-tax cost of $2.257 million is included in retained earnings.

B)	Adjustment reflects the fair value discount of $6.917 million on the acquired loans as of April 1, 2017, the elimination of Virginia BanCorp’s $2.535 million allowance for loan losses as of December 31, 2016, and the elimination of Virginia BanCorp’s deferred costs on loans of $1.769 million as of December 31, 2016. The fair value discount includes a credit component of $3.993 million and other fair value adjustments of $2.924 million.

C)	Adjustment reflects the fair value adjustment of Virginia BanCorp’s premises and equipment.

D)	Adjustment reflects the fair value adjustment of Virginia BanCorp’s accrued interest receivable.

E)	Adjustment reflects the estimated fair value of the core deposit intangible asset.

F)	Adjustment reflects the net deferred tax effect of the fair value adjustments and deductible merger expenses, at a tax rate of 34%. Deferred tax assets (“DTA”) and deferred tax liabilities (“DTL”) are detailed in the following table:

DTA related to merger costs	$627
DTA related to fair value of VCB loans	2,091
DTA related to fair value of VCB accrued interest receivable	8
DTL related to fair value of VCB fixed assets	(863)
DTL related to core deposit intangible	(1,248)
DTA related to fair value of VCB time deposits	249

$864

G)	Adjustment reflects the fair value of Virginia BanCorp’s time deposits as of April 1, 2017.

H)	Adjustments include the elimination of the components of Virginia BanCorp’s shareholders’ equity.

I)	Adjustments include purchase consideration of $42.177 million, which is comprised of 4,586,221 shares of Bay Banks stock at par value of $5.00 per share, or $22.931 million of common stock, plus additional paid-in capital of $4.41 per share, or $20.225 million.

Note 3 – Pro Forma Allocation of Purchase Price

The following table shows the pro forma allocation of the consideration paid for Virginia BanCorp’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (unaudited):

(dollars in thousands, except share and per share data)
Purchase price:
Virgina BanCorp shares outstanding		3,893,376
Exchange rate		1.178
Bay Banks shares issued		4,586,221
Fair value of Bay Banks stock on April 1, 2017		$9.41
Bay Banks common stock issued		$43,156
Cash exchanged for fractional shares		2

Unallocated ESOP shares in retained ESOP plan		$(981)

		$42,177

Fair value of assets acquired:
Cash and cash equivalents	$14,736
Securities available for sale	21,521
Restricted securities	1,549
Loans receivable	257,918
Premises and equipment	5,937
Other real estate owned	3,113
Bank owned life insurance	8,370
Accrued interest receivable	1,290
Core deposit intangible	3,670
Prepaid expenses and other assets	2,385

Total assets	320,489

Fair value of liabilities assumed:
Deposits	259,603
FHLB advances	25,000
Other liabilities	1,178

Total liabilities	285,781
Net assets acquired		34,708

Pro forma goodwill		$7,469

Note 4 – Estimated Amortization/Accretion and Depreciation of Acquisition Accounting Adjustments

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the unaudited pro forma combined condensed financial statements on the future pre-tax net income of Bay Banks after the merger with Virginia BanCorp:

(unaudited)	For the years ended December 31,
	2016	2017	2018	2019	2020	Thereafter	Total
Loans (1)	$1,523	$1,010	$777	$600	$428	$1,968	$6,306
Deposits	(375)	(152)	(113)	(64)	(29)	—	(733)
Core deposit intangible	(890)	(767)	(643)	(520)	(396)	(454)	(3,670)
Depreciation (2)	(45)	(45)	(45)	(45)	(45)	(1,346)	(1,571)

(1)	The difference between the $6.917 million fair value discount on loans acquired and this $6.306 million is related to non-accretable yield on purchased credit-impaired loans.
(2)	In estimating the depreciation expense, $966 thousand of the $2.537 million increase in premises and fixed assets valuation is related to land value, which is not depreciable.

Note 5 – Estimated Cost Savings and Merger-related Costs

Estimated cost savings are not included in the unaudited pro forma combined condensed consolidated statements since they will be recorded in the consolidated results of income as they are incurred prior to, during or after completion of the merger integration and not indicative of what historical results of the combined company would have been had the companies been actually combined as of the period presented. Merger-related costs are estimated to be approximately $2.884 million before tax and are reflected in the pro forma condensed combined balance sheet as a reduction of cash. These costs are being expensed as incurred.